Filed Pursuant to Rule 433

Registration No. 333-179402

Final Term Sheet

November 2, 2012

VERIZON COMMUNICATIONS INC.

$1,000,000,000 0.70% Notes due 2015

$500,000,000 1.10% Notes due 2017

$1,750,000,000 2.45% Notes due 2022

$1,250,000,000 3.85% Notes due 2042

Issuer:	Verizon Communications Inc.

Title of Securities:	0.70% Notes due 2015 (the “Notes due 2015”)
1.10% Notes due 2017 (the “Notes due 2017”)
2.45% Notes due 2022 (the “Notes due 2022”)
3.85% Notes due 2042 (the “Notes due 2042”)

Trade Date:	November 2, 2012

Settlement Date (T+3):	November 7, 2012

Maturity Date:	Notes due 2015: November 2, 2015
Notes due 2017: November 1, 2017
Notes due 2022: November 1, 2022
Notes due 2042: November 1, 2042

Aggregate Principal Amount Offered:	Notes due 2015: $1,000,000,000
Notes due 2017: $500,000,000
Notes due 2022: $1,750,000,000
Notes due 2042: $1,250,000,000

Price to Public (Issue Price):	Notes due 2015: 99.982% plus accrued interest, if any, from November 7, 2012
Notes due 2017: 99.788% plus accrued interest, if any, from November 7, 2012
Notes due 2022: 99.895% plus accrued interest, if any, from November 7, 2012
Notes due 2042: 99.859% plus accrued interest, if any, from November 7, 2012

Gross Spread:	Notes due 2015: 0.250%
Notes due 2017: 0.350%
Notes due 2022: 0.450%
Notes due 2042: 0.750%

Price to Verizon:	Notes due 2015: 99.732%
Notes due 2017: 99.438%
Notes due 2022: 99.445%
Notes due 2042: 99.109%

Interest Rate:	Notes due 2015: 0.70% per annum
Notes due 2017: 1.10% per annum
Notes due 2022: 2.45% per annum
Notes due 2042: 3.85% per annum

Interest Payment Dates:	Notes due 2015: Semiannually on each May 2 and November 2, commencing May 2, 2013
Notes due 2017: Semiannually on each May 1 and November 1, commencing May 1, 2013
Notes due 2022: Semiannually on each May 1 and November 1, commencing May 1, 2013
Notes due 2042: Semiannually on each May 1 and November 1, commencing May 1, 2013

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of 2,000

Optional Redemption:	Notes due 2015: Not redeemable prior to maturity

Notes due 2017: Make-whole call at any time at the greater of 100% of the principal amount of the Notes due 2017 being redeemed or the discounted present value at Treasury Rate plus 10 basis points plus, in each case, accrued and unpaid interest

Notes due 2022: (i) at any time prior to August 1, 2022 (3 months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2022 being redeemed or the discounted present value at Treasury Rate plus 12.5 basis points plus, in each case, accrued and unpaid interest and (ii) at any time on or after August 1, 2022, at 100% of the principal amount of the Notes due 2022 being redeemed plus accrued and unpaid interest

Notes due 2042: (i) at any time prior to May 1, 2042 (6 months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2042 being redeemed or the discounted present value at Treasury Rate plus 15 basis points plus, in each case, accrued and unpaid interest and (ii) at any time on or after May 1, 2042, at 100% of the principal amount of the Notes due 2042 being redeemed plus accrued and unpaid interest

Representatives:	Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc.

Allocation:

	Principal Amount of Notes due 2015	Principal Amount of Notes due 2017	Principal Amount of Notes due 2022	Principal Amount of Notes due 2042
Barclays Capital Inc.	$100,000,000	$50,000,000	$175,000,000	$125,000,000
J.P. Morgan Securities LLC	100,000,000	50,000,000	175,000,000	125,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	100,000,000	50,000,000	175,000,000	125,000,000
RBS Securities Inc.	100,000,000	50,000,000	175,000,000	125,000,000
Citigroup Global Markets Inc.	100,000,000	50,000,000	175,000,000	125,000,000
Goldman, Sachs & Co.	100,000,000	50,000,000	175,000,000	125,000,000
RBC Capital Markets, LLC	100,000,000	50,000,000	175,000,000	125,000,000
Wells Fargo Securities, LLC	100,000,000	50,000,000	175,000,000	125,000,000
Credit Suisse Securities (USA) LLC.	27,500,000	13,750,000	48,125,000	34,375,000
Deutsche Bank Securities Inc.	27,500,000	13,750,000	48,125,000	34,375,000
Mitsubishi UFJ Securities (USA), Inc.	27,500,000	13,750,000	48,125,000	34,375,000
Mizuho Securities USA Inc.	27,500,000	13,750,000	48,125,000	34,375,000
Santander Investment Securities Inc.	27,500,000	13,750,000	48,125,000	34,375,000
UBS Securities LLC	27,500,000	13,750,000	48,125,000	34,375,000
Lloyds Securities Inc.	7,500,000	3,750,000	13,125,000	9,375,000
SMBC Nikko Capital Markets Limited	7,500,000	3,750,000	13,125,000	9,375,000
U.S. Bancorp Investments, Inc.	7,500,000	3,750,000	13,125,000	9,375,000
C. L. King & Associates, Inc.	3,125,000	1,562,000	5,468,750	3,906,250
Loop Capital Markets LLC	3,125,000	1,562,000	5,468,750	3,906,250
Samuel A. Ramirez & Company, Inc.	3,125,000	1,562,000	5,468,750	3,906,250
The Williams Capital Group, L.P	3,125,000	1,562,000	5,468,750	3,906,250

	$1,000,000,000	$500,000,000	$1,750,000,000	$1,250,000,000

Reference Document:	Prospectus Supplement, subject to completion, dated November 2, 2012; Prospectus dated November 2, 2012.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or RBS Securities Inc. toll-free at 866-884-2071.

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